Exhibit 99.1

HERSHEY ANNOUNCES FOURTH-QUARTER AND FULL-YEAR 2011
RESULTS; UPDATES OUTLOOK FOR 2012

•	Fourth-quarter and full-year 2011 net sales increase 5.7% and 7.2%, respectively

•	Fourth-quarter earnings per share-diluted of $0.62 as reported and $0.70 adjusted

•	Full-year 2011 earnings per share-diluted of $2.74 as reported and $2.82 adjusted

•	Net sales and earnings per share-diluted for 2012 updated:

-	Full year net sales expected to increase 5-7%

-	Reported earnings per share-diluted expected to be $2.79 to $2.89

-	Adjusted earnings per share-diluted expected to increase 9-11%

•	Quarterly dividend declared on Common Stock and increased 10%

HERSHEY, Pa., February 1, 2012 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the fourth quarter and year ended December 31, 2011. Consolidated net sales were $1,567,145,000 compared with $1,482,809,000 for the fourth quarter of 2010. Reported net income for the fourth quarter of 2011 was $142,133,000 or $0.62 per share-diluted, compared with $135,513,000 or $0.59 per share-diluted for the comparable period of 2010.

As described in the Note, for the fourth quarter of 2011, these results, prepared in accordance with U.S. generally accepted accounting principles (GAAP), included net pre-tax charges of $27.7 million or $0.08 per share-diluted.  These charges were primarily related to the Project Next Century program announced in June 2010.  As a result, reported gross margin and reported income before interest and income taxes (EBIT) margin of 40.3 percent and 14.6 percent, declined 150 basis points and 80 basis points versus last year, respectively. For the fourth quarter of 2010, GAAP results included net pre-tax charges of $7.9 million, or $0.02 per share-diluted, which were related to Project Next Century.  As described in the Note, adjusted net income, which excludes these net charges, was $159,636,000 or $0.70 per share-diluted in the fourth quarter of 2011, compared with $140,375,000 or $0.61 per share-diluted in the fourth quarter of 2010, an increase of 14.8 percent in adjusted earnings per share-diluted.

For the full year 2011, consolidated net sales were $6,080,788,000 compared with $5,671,009,000 in 2010, an increase of 7.2 percent. Reported net income for 2011 was $628,962,000 or $2.74 per share-diluted, compared with $509,799,000 or $2.21 per share-diluted for 2010.  As described in the Note, for the full years 2011 and 2010, these results, prepared in accordance with GAAP, included net pre-tax charges of $32.1 million and $98.6 million, or $0.08 and $0.34 per share-diluted, respectively.  The 2011 charges were primarily associated with Project Next Century and a gain on sale of non-core trademark licensing rights recorded in the third quarter. The 2010 charges were associated with Project Next Century and a non-cash goodwill impairment charge.  As described in the Note, adjusted net income for each year, which excludes these net charges, was $648,728,000 or $2.82 per share-diluted in 2011, compared with $587,734,000 or $2.55 per share-diluted in 2010, an increase of 10.6 percent in adjusted earnings per share-diluted.

Fourth Quarter Performance and Outlook

“In 2011, Hershey continued to make good progress against its business model and strategy of investing in core brands and capabilities in the U.S. and key international markets,” said John P. Bilbrey, President and Chief Executive Officer. “Our success is reflected in our solid net sales growth and market share gains, giving us flexibility to make broad-based investments while delivering on our earnings objectives.

“Hershey’s fourth quarter represents a solid finish to 2011 and we expect to carry our momentum into 2012. In the fourth quarter, net sales increased 5.7 percent. Net price realization, primarily in the U.S., was a 5.9 point benefit. As expected, volume improved from last quarter, slightly greater than our expectations, increasing 0.4 points. New product introductions in the U.S. and our international markets, along with seasonal volume gains, were partially offset by volume declines, in line with our modeling, due to price elasticity. The impact of unfavorable foreign currency exchange rates in the quarter was about 0.6 points.

“For both the quarterly and year-to-date periods, U.S. CMG – candy, mint and gum – category and Hershey marketplace performance continued to outpace the historical category growth rate of about 3 to 4 percent. Specifically, Hershey U.S. CMG retail takeaway for the 12-weeks and year ended December 31, 2011, in channels that account for over 80 percent of our retail business, was up 6.5 percent and 7.8 percent, respectively.  In the channels measured by syndicated data, U.S. market share for the fourth quarter and year increased 0.4 points and 0.8 points, respectively.

“In the fourth quarter we achieved our productivity and cost savings goals. However, these initiatives and the net price realization were more than offset by higher input and supply chain costs. Specifically, to support the greater than anticipated fourth-quarter sales volume, purchases of certain raw materials occurred at prices that resulted in higher input costs.  Additionally, year end last-in, first-out (LIFO) inventory impacts and discounts and allowances were slightly greater than our previous estimates.  As a result, adjusted gross margin declined in the fourth quarter and full year by 50 basis points and 40 basis points, respectively.

“Adjusted EBIT increased 8.9 percent in the fourth quarter resulting in adjusted EBIT margin of 16.4 percent, a 50 basis point increase versus last year. During the quarter we were on air advertising many of our core brands, although as expected, advertising declined in the fourth quarter compared with the significant step-up investment in the fourth quarter of 2010. For the full year 2011, advertising increased about 6 percent, slightly less than our previous estimate as we shifted spending to market research, primarily supporting additional investments related to our Insights Driven Performance initiative.”

“Earnings growth resulted in another good year of operating cash flow generation. Therefore, earlier this morning we announced a 10 percent increase in our quarterly dividend. The increase in our dividend rate reflects the confidence we have in our ability to continually generate solid cash flows.

“On January 19, 2012, we completed the acquisition of Brookside Foods Ltd. (Brookside), a privately held confectionery company based in Canada. The business complements Hershey’s position in North America as the Brookside product line is primarily sold in the U.S. and Canada in a take home resealable pack type. In our full-year 2012 consolidated results, we expect Brookside to generate net sales of approximately $90 million at current exchange rates. During the year we’ll make investments in capabilities, conduct market research and increase manufacturing capacity that will enable us to grow this business in the future.

“During the first half of 2012, we’ll continue with the distribution and rollout of Hershey’s Air Delight and expand the Pieces and Minis platforms to include Hershey’s Milk Chocolate with Almond Pieces and Rolo Minis. Other new product launches include Ice Breakers Duos and Jolly Rancher Crunch ‘N Chew. Additionally, as we announced on Monday, Hershey’s Bliss will be produced with cocoa that is certified by the Rainforest Alliance.

“Throughout the year we’ll remain focused on building brands in both the U.S. and key international markets. In the U.S., we have planned merchandising and programming events and will work closely with retail customers and monitor category and Hershey brand performance, given the higher price points for seasonal candy in 2012.  In the second of half of the year our Asia research and development center will open in Shanghai.  This will enable our key international markets to quickly develop and test new products in the marketplace.  We’ll support our innovation in key markets with relevant brand support and will continue to increase our selling and go-to-market capabilities to drive growth.  In 2012, we expect advertising to increase low double digits on a percentage basis versus the prior year, supporting new product launches, core brands in both the U.S. and international markets, and new advertising campaigns on the Jolly Rancher and Rolo brands.  We’re confident of our plans and, excluding the Brookside acquisition, expect volume to be slightly up for the full year 2012, resulting in net sales growth of about 5 to 7 percent, including the impact of foreign currency exchange rates.”

In 2012, the Company expects reported earnings per share-diluted of $2.79 to $2.89.  This forecast includes business realignment and impairment charges of $0.16 to $0.19 per share-diluted related to Project Next Century.  Reported gross margin, reported EBIT margin and reported earnings per share-diluted will be impacted by these charges.  The forecast for total pre-tax GAAP charges and non-recurring project implementation costs related to Project Next Century has been narrowed and is now $150 million to $160 million. The expected timing of events and estimated costs and savings is included in Appendix I attached to this press release. The reported outlook also includes acquisition closing and integration costs related to the Brookside acquisition of $0.04 to $0.05 per share-diluted.

In 2011, the actual return on pension plan assets and discount rates were below our plan assumptions resulting in higher non-service related pension expenses in 2012.  Therefore, the outlook for 2012 reported earnings per share-diluted reflects non-service related pension expenses of $19 million, or $0.05 per share-diluted.  These expenses include interest on plan participants’ previously earned account balances offset by expected earnings on plan assets, actuarial gains or losses resulting from interest rate changes and variations in pension asset performance, and settlement costs, which accelerate the recognition of actuarial gains and losses when participants withdraw funds from the plans. The Company’s defined benefit plans are well funded and have been closed to new entrants since 2007 and 2008. This results in ongoing service costs that are stable and predictable compared to the non-service related expenses which can be very volatile. The Company believes that adjusted net income and earnings per share-diluted, excluding non-service related pension expenses, will provide investors with a better understanding of the underlying profitability of the ongoing business and will therefore exclude them beginning in 2012.  The historical details are available on the Company's website within the Investors section.

Bilbrey further stated, “We have good visibility into our full-year cost structure and, despite higher input costs in 2012, we expect adjusted gross margin to increase about 75 basis points driven by productivity and cost savings as well as net price realization. Therefore, we have increased our full-year adjusted earnings per share-diluted outlook and, including the aforementioned adjustment to exclude non-service related pension expenses, expect it to increase 9 to 11 percent,” Bilbrey concluded.

Note:  In this release, Hershey references income measures which are not in accordance with U.S. generally accepted accounting principles (GAAP) because they exclude business realignment and impairment charges and certain gains. These non-GAAP financial measures are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations.  A reconciliation is provided below of results in accordance with GAAP as presented in the Consolidated Statements of Income to non-GAAP financial measures which exclude business realignment and impairment charges in 2011 and 2010 and a gain on the sale of trademark licensing rights recorded in the third quarter of 2011.

	Fourth Quarter Ended
	December 31, 2011		December 31, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$631,206	40.3%	$619,470	41.8%
GSCT charges included in cost of sales	5,816		—
Project Next Century charges included in cost of sales	15,934		6,545
Adjusted non-GAAP Gross Profit/Gross Margin	$652,956	41.7%	$626,015	42.2%

EBIT/EBIT Margin	$229,009	14.6%	$227,892	15.4%
GSCT charges included in cost of sales	5,816		—
Project Next Century charges included in cost of sales	15,934		6,545
Project Next Century charges included in SM&A	941		983
Business Realignment & Impairment charges, net	5,041		351
Adjusted non-GAAP EBIT/EBIT Margin	$256,741	16.4%	$235,771	15.9%

Net Income/Net Margin	$142,133	9.1%	$135,513	9.1%
GSCT charges included in cost of sales	5,816		—
Project Next Century charges included in cost of sales	15,934		6,545
Project Next Century charges included in SM&A	941		983
Business Realignment & Impairment charges, net	5,041		351
Tax impact of charges	(10,229)		(3,017)
Adjusted non-GAAP Net Income/Net Margin	$159,636	10.2%	$140,375	9.5%

EPS - Diluted	$0.62		$0.59
GSCT charges included in cost of sales	0.02		—
Project Next Centruy charges included in cost of sales	0.04		0.02
Project Next Century charges included in SM&A	—		—
Business Realignment & Impairment charges, net	0.02		—
Adjusted non-GAAP EPS - Diluted	$0.70		$0.61

	Twelve Months Ended
	December 31, 2011		December 31, 2010
In thousands except per share amounts	Dollars	Percent of Net Sales	Dollars	Percent of Net Sales

Gross Profit/Gross Margin	$2,531,892	41.6%	$2,415,208	42.6%
GSCT charges included in cost of sales	5,816		—
Project Next Century charges included in cost of sales	39,280		13,644
Adjusted non-GAAP Gross Profit/Gross Margin	$2,576,988	42.4%	$2,428,852	42.8%

EBIT/EBIT Margin	$1,055,028	17.4%	$905,298	16.0%
GSCT charges included in cost of sales	5,816		—
Project Next Century charges included in cost of sales	39,280		13,644
Project Next Century charges included in SM&A	4,961		1,493
Gain on sale of trademark rights included in SM&A	(17,034)		—
Business Realignment & Impairment (credits)/charges, net	(886)		83,433
Adjusted non-GAAP EBIT/EBIT Margin	$1,087,165	17.9%	$1,003,868	17.7%

Net Income/Net Margin	$628,962	10.3%	$509,799	9.0%
GSCT charges included in cost of sales	5,816		—
Project Next Century charges included in cost of sales	39,280		13,644
Project Next Century charges included in SM&A	4,961		1,493
Gain on sale of trademark rights included in SM&A	(17,034)		—
Business Realignment & Impairment (credits)/charges, net	(886)		83,433
Tax impact of (credits)/charges and gain	(12,371)		(20,635)
Adjusted non-GAAP Net Income/Net Margin	$648,728	10.7%	$587,734	10.4%

EPS - Diluted	$2.74		$2.21
GSCT charges included in cost of sales	0.02		—
Project Next Century charges included in cost of sales	0.10		0.04
Project Next Century charges included in SM&A	0.01		—
Gain on sale of trademark rights included in SM&A	(0.05)		—
Business Realignment & Impairment (credits)/charges, net	—		0.30
Adjusted non-GAAP EPS - Diluted	$2.82		$2.55

In 2010, the Company recorded GAAP charges of $53.9 million, or $0.14 per share-diluted, attributable to the Project Next Century program.  Additionally, in the second quarter of 2010, the Company recorded a non-cash goodwill impairment charge of $44.7 million, or $0.20 per share-diluted, related to the Godrej Hershey Ltd. joint venture. In 2011, the Company recorded GAAP charges of $43.4 million, or $0.11 per share-diluted, attributable to Project Next Century and $5.8 million, or $0.02 per share-diluted related to the Global Supply Chain Transformation (GSCT) program.  In the third quarter of 2011, the Company recorded a pre-tax gain on the sale of certain trademark licensing rights of $17.0 million, or $0.05 per share-diluted.  In 2012, acquisition closing and integration costs related to the Brookside acquisition are expected to be $0.04 to $0.05 per share-diluted.  Additionally, the Company expects to record total GAAP charges of about $55 million to $65 million, or $0.16 to $0.19 per share-diluted, attributable to Project Next Century and $19.0 million, or $0.05 per share-diluted, of non-service related pension expenses (NSRPE).

Below is a reconciliation of GAAP and non-GAAP items to the Company’s 2010 and 2011 adjusted earnings per share-diluted and projected adjusted earnings per share-diluted for 2012:

	2010	2011	2012 (Projected)
Reported EPS-Diluted	$2.21	$2.74	$2.79 - $2.89
Acquisition closing & integration charges	—	—	0.04 - 0.05
Gain on sale of trademark licensing rights	—	(0.05)	—
Total Business Realignment
and Impairment Charges	0.34	0.13	0.16 - 0.19

Adjusted EPS-Diluted including NSRPE	2.55	2.82	3.03 - 3.09
NSRPE	0.02	0.01	0.05
Adjusted EPS-Diluted excluding NSRPE	$2.57	$2.83	$3.08 - $3.14

Appendix I The Hershey Company Project Next Century Expected Timing of Costs and Savings ($m)

		2012			2013			2014

Realignment Charges:
Cash	$25	to	$30	$0	to	$5	-		-
Non-Cash	$25	to	$30	-		-	-		-

Project Management and
Start-up Costs	~	$5		-		-	-		-

Total Project Next Century Realignment
Charges & Costs	$55	to	$65	$0	to	$5	-		-

Project Next Century Cap-Ex	$65	to	$70	$15	to	$20	-		-

Project Next Century projected savings:
Annual	$20	to	$25	$25	to	$30	$5	to	$10
Cumulative	$35	to	$40	$60	to	$70	$65	to	$80

Safe Harbor Statement

This release contains statements that are forward-looking. These statements are made based upon current expectations that are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors that could cause results to differ materially include, but are not limited to: issues or concerns related to the quality and safety of our products, ingredients or packaging; changes in raw material and other costs; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; disruption to our supply chain; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure; the impact of future developments related to the investigation by government regulators of alleged pricing practices by members of the confectionery industry, including risks of subsequent litigation or further government action; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions and funding requirements; the ability to implement our supply chain realignment initiatives within the anticipated timeframe in accordance with our cost estimates and our ability to achieve the expected ongoing annual savings from these initiatives; and such other matters as discussed in our Annual Report on Form 10-K for 2010.

All information in this press release is as of February 1, 2012. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company's expectations.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.thehersheycompany.com. Please go to the Investor Relations section of the website for further details.

FINANCIAL CONTACT:	MEDIA CONTACT:
Mark Pogharian	Jeff Beckman
717-534-7556	717-534-8090

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended December 31, 2011 and December 31, 2010
(in thousands except per share amounts)

	Fourth Quarter		Twelve Months

	2011	2010	2011	2010

Net Sales	$1,567,145	$1,482,809	$6,080,788	$5,671,009

Costs and Expenses:
Cost of Sales	935,939	863,339	3,548,896	3,255,801
Selling, Marketing and Administrative	397,156	391,227	1,477,750	1,426,477
Business Realignment and Impairment Charges/(Credits), net	5,041	351	(886)	83,433

Total Costs and Expenses	1,338,136	1,254,917	5,025,760	4,765,711

Income Before Interest and Income Taxes (EBIT)	229,009	227,892	1,055,028	905,298
Interest Expense, net	21,314	27,646	92,183	96,434

Income Before Income Taxes	207,695	200,246	962,845	808,864
Provision for Income Taxes	65,562	64,733	333,883	299,065

Net Income	$142,133	$135,513	$628,962	$509,799

Net Income Per Share - Basic - Common	$0.65	$0.61	$2.85	$2.29
- Basic - Class B	$0.59	$0.55	$2.58	$2.08
- Diluted - Common	$0.62	$0.59	$2.74	$2.21

Shares Outstanding - Basic - Common	165,023	167,013	165,929	167,032
- Basic - Class B	60,632	60,707	60,645	60,708
- Diluted - Common	229,117	230,813	229,919	230,313

Key Margins:
Gross Margin	40.3%	41.8%	41.6%	42.6%
EBIT Margin	14.6%	15.4%	17.4%	16.0%
Net Margin	9.1%	9.1%	10.3%	9.0%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2011 and December 31, 2010
(in thousands of dollars)

Assets	2011	2010

Cash and Cash Equivalents	$693,686	$884,642
Accounts Receivable - Trade (Net)	399,499	390,061
Deferred Income Taxes	136,861	55,760
Inventories	648,953	533,622
Prepaid Expenses and Other	167,559	141,132

Total Current Assets	2,046,558	2,005,217

Net Plant and Property	1,559,717	1,437,702
Goodwill	516,745	524,134
Other Intangibles	111,913	123,080
Deferred Income Taxes	38,544	21,387
Other Assets	138,722	161,212

Total Assets	$4,412,199	$4,272,732

Liabilities and Stockholders' Equity

Loans Payable	$139,673	$285,480
Accounts Payable	420,017	410,655
Accrued Liabilities	612,186	593,308
Taxes Payable	1,899	9,402

Total Current Liabilities	1,173,775	1,298,845

Long-Term Debt	1,748,500	1,541,825
Other Long-Term Liabilities	617,276	494,461

Total Liabilities	3,539,551	3,335,131

Total Stockholders' Equity	872,648	937,601

Total Liabilities and Stockholders' Equity	$4,412,199	$4,272,732